Exhibit 99.1

Boot Barn Holdings, Inc. Announces

Strong Preliminary Q3 Sales and Increased Annual Earnings Outlook;

Strategic Organizational Changes; and

Participation in the ICR XChange Conference

IRVINE, California — January 9, 2015—Boot Barn Holdings, Inc. (NYSE: BOOT) today announced preliminary sales results for the third quarter of fiscal year 2015 ended December 27, 2014 in preparation for participation in the ICR XChange Conference on Monday, January 12.

Preliminary Sales Results for the Third Quarter Fiscal Year 2015

Estimated sales highlights for the third quarter ended December 27, 2014 were as follows:

•                  Preliminary net sales of approximately $130.5 million, with growth accelerating to approximately 13.1%, compared to net sales of $115.4 million for the third quarter of fiscal 2014;

•                  8 new stores opened, bringing our store count from 158 stores at the start of the quarter to 166 stores; and

•                  Preliminary same store sales, which include e-commerce sales, increased approximately 7.2%.

Jim Conroy, Chief Executive Officer, commented, “I am pleased with our performance in the third quarter.  We opened 8 new stores, delivered strong same store sales growth and merchandise margin, and successfully launched MoonShine Spirit by Brad Paisley, a new merchandise line available exclusively at Boot Barn.”

Given the strong sales performance, the Company has raised its outlook for its fiscal year 2015, which ends March 28, 2015:

•                  18 stores expected to open, adding four stores in the fourth quarter to the 14 stores opened year to date

•                  Same store sales growth, including e-commerce sales, of approximately 6.0-7.0%

•                  Income from operations between $32.0 million and $33.5 million

•                  Net income of $12.6 million to $13.5 million or $0.49 to $0.53 per diluted share based on 22.9 million weighted average diluted shares outstanding.  The calculation of diluted earnings per share reflects a $1.4 million cash payment paid in April 2014 to holders of vested stock options.

•                  Pro forma adjusted net income of $16.9 million to $17.8 million, or $0.64 to $0.68 per diluted share based on 26.2 million weighted average diluted shares outstanding. Pro forma adjusted net income has been adjusted to include the full year impact of the initial public offering and subsequent repayment of a portion of the existing term loan.

Conroy continued, “I am further encouraged that our overall growth strategy continues to build momentum as we successfully expand the store base further across the country, drive growth in private brands and continue to build upon our strong omni-channel foundation.”

The company will report actual third quarter fiscal 2015 results on February 4, 2015.

Strategic Organizational Changes

Boot Barn also announced the hiring of Greg Hackman as Chief Financial Officer.  Greg will serve in this position beginning January 26 and will be an important addition to the Boot Barn Senior Management Team.  He will lead the ongoing evolution of the Finance organization as Boot Barn continues to grow as a publicly traded retailer.

Greg joins Boot Barn with considerable relevant experience.  Most recently he served as Vice President Finance, Global Controller for Claire’s Stores, a specialty retailer with more than $1.5 billion in annual sales across more than 40 countries.  At Claire’s, Greg had responsibility for accounting, SEC reporting, financial systems and risk management.  Prior to Claire’s, he spent more than 20 years working with both May Department Stores and then Macy’s in various financial roles, including financial planning, reporting and analysis, expense planning, and payroll.  Greg also has experience in public accounting.

Jim Conroy, CEO of Boot Barn, commented, “Greg is a highly capable Finance leader with a strong background in the retail industry.  He has extensive experience managing the requirements of public company reporting and will add tremendous leadership to the overall Boot Barn team.  As Boot Barn continues to grow as a public company, Greg’s experience interacting with investors and analysts will be invaluable.  I had the opportunity to work with Greg for several years at Claire’s, and I am looking forward to working with him again.”

“Boot Barn is a terrific lifestyle retailer with an impressive record of consistent growth.  I look forward to joining the senior team and partnering with Jim to continue the growth trajectory of the Company,” said Greg Hackman.

Paul Iacono, the current CFO of Boot Barn, will redirect his efforts in a new role as Vice President, Business Development.  In this capacity, Paul will help accelerate growth in key areas including new store development and will lead several internal projects that will enable Boot Barn to develop the appropriate infrastructure for a specialty retailer with national scope.  Paul will also assist Greg to transition into the CFO role in an expedited manner by providing historical context.

“Paul has added tremendously to the accelerated growth of Boot Barn for the past five years as CFO,” said Jim Conroy.  “He has grown the capabilities of the organization and played a critical role in our successful IPO this past October.  His new role in Business Development will leverage his institutional knowledge of the Company and enable us to continue to execute on our growth initiatives.”

ICR XChange Conference

The Company will be presenting at the 17th Annual ICR XChange Conference held at the JW Marriott Orlando Grande Lakes in Orlando, Florida, on Monday, January 12, 2015 at 9:00 am Eastern Standard Time.

The audio portion of the presentation will be webcast live over the internet and can be accessed under the Investor Relations section at www.investor.bootbarn.com. An online archive will be available for a period of 90 days following the presentation.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. With 166 stores in 26 states today, the Company offers its loyal customer base a wide selection of more than 200 work and lifestyle brands.  For more information, visit www.bootbarn.com

Non-GAAP Financial Measures

The Company presents pro forma adjusted net income and pro forma adjusted diluted earnings per share guidance to help the Company describe its anticipated operating and financial performance.  These financial measures are non-GAAP financial measures and should not be construed in isolation or as an alternative to actual net income and actual basic and diluted earnings per share and other income or cash flow statement data (as presented in the Company’s consolidated financial statements in accordance with generally accepted accounting principles in the United States, or GAAP), or as a better indicator of operating performance or as a measure of liquidity. These non-GAAP financial measures, as defined by the Company, may not be comparable to similar non-GAAP financial measures presented by other issuers. The Company’s management believes that these non-GAAP financial measures provide investors with transparency and help illustrate financial results by excluding items that may not be indicative of, or are unrelated to, the Company’s core operating results, thereby providing a better baseline for analyzing trends in the underlying business. See the table at the end of this press release for a reconciliation of pro forma adjusted net income to net income, its nearest GAAP financial measure.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. You can identify forward-looking statements by the fact that they generally include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: declines in consumer spending or changes in consumer preferences and the Company’s ability; to effectively execute on its growth strategy; to maintain and enhance its strong brand image; to compete effectively; to maintain good relationships with its key suppliers; and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the registration statement filed by the

Company with the SEC in connection with the Company’s IPO. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements.  Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Investor Contact:

ICR, Inc.
Anne Rakunas / Brendon Frey, 310-954-1113
BootBarnIR@icrinc.com

or

Media Contact:

Boot Barn Media Relations
Jayme Maxwell, 949-453-4400 ext. 428
BootBarnIRMedia@bootbarn.com

Boot Barn Holdings, Inc.

Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

	FY 2015 Outlook
(Dollars in thousands)	Low	High
Reconciliation of forecasted GAAP net income attributed to Boot Barn Holdings, Inc. to forecasted pro forma adjusted net income attributed to Boot Barn Holdings, Inc.
Net income guidance	$12.6	$13.5
Loss on disposal of assets	0.1	0.1
Other unusual or non-recurring expenses (a)	0.9	0.9
Interest expense	11.0	11.0
Pro forma interest expense (b)	(4.8)	(4.8)
Provision for income taxes	8.4	9.0
Pro forma adjusted provision for income taxes	(11.2)	(11.8)
Forecasted pro forma adjusted net income attributed to Boot Barn Holdings, Inc.	$16.9	$17.8

(a) Represents professional fees and expenses incurred in connection with other acquisition activity.

(b) The net decrease in interest expense resulting from a reduction in our LIBOR floor and our pay down of principal balance on our term loan agreement with Golub Capital from the IPO proceeds, as if it had occurred on March 31, 2013.